UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2005

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1261 Hawk’s Flight Court El Dorado Hills, California	95762
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (916) 933-7000

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2005 NutraCea entered into a Production Facility Development and Rice Bran Supply and Purchase Agreement (“Agreement”) with Food Trading Company Dominicana, S.A. (“FTCD”), a Dominican Republic company that owns and operates a substantial rice milling operation located in the Dominican Republic. NutraCea and FTCD have agreed to form one or more entities to operate in the Dominican Republic and Haiti and that will be equally owned by NutraCea and FTCD (the “Jointly Owned Company”). The term of the Agreement is ten years.

Under the terms of the Agreement, NutraCea will construct or improve a production facility for the processing of stabilized rice bran into a bulk fiber soluble mixture. The Jointly Owned Company will then package individual servings of the rice fiber solubles mixed with water (the “Products”). The Products are intended to be sold and distributed through government sponsored feeding programs within the Dominican Republic and Haiti. NutraCea has agreed to grant to the Jointly Owned Company an exclusive license in the Dominican Republic and Haiti to manufacture, package and distribute the Products.

FTCD is responsible for the purchase agreements for the Jointly Owned Company’s Products in the aggregate amount of at least $10.8 million annually for the first two years of the agreement, with shipments beginning no later than 45 days from the effective date of the Agreement and at least $4 million monthly for years three and four of the agreement. Additionally, FTCD has agreed to obtain all appropriate governmental and legal permits relating to the operation of the Jointly Owned Company, and to sell quantities of raw rice bran to the Jointly Owned Company for production of the Products.

Should both NutraCea and FTCD elect to construct a Dominican Republic production facility, FTCD has agreed to lease land to the Jointly Owned Company for the construction of the production facility and NutraCea has agreed to secure financing to construct or improve the production facility. NutraCea has agreed to ship bulk fiber soluble mixture from its production facilities in the United States until FTCD and NutraCea elect to construct a facility in the Dominican Republic.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: September 16, 2005	By:	/s/ Patricia McPeak

Patricia McPeak
Chief Executive Officer
(Duly Authorized Officer)